EXHIBIT 4.1

Amyris, Inc.

Senior Convertible Note due 2022

Certificate No. A-1

Amyris, Inc., a Delaware corporation, for value received, promises to pay to [__] (the “Initial Holder”), or its registered assigns, one hundred and ten percent (110%) of the principal sum of [__] million dollars ($[__],000,000) (such principal sum, the “Principal Amount”) on the Maturity Date (as defined on the reverse of this Note), and to pay interest thereon, as provided in this Note, in each case as provided in and subject to the other provisions of this Note, including the earlier amortization, redemption, repurchase or conversion of this Note. [NTD: total amount of all notes to total $51,000,000.]

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Amyris, Inc. has caused this instrument to be duly executed as of the date set forth below.

Amyris, Inc.

Date: [__], [____]	By: ___________________________
Name:
Title:

[Signature Page to Senior Convertible Note due 2022, Certificate No. A-[__]]

Amyris, Inc.

Senior Convertible Note due 2022

This Note (this “Note” and, collectively with any Note issued in exchange therefor or in substitution thereof, the “Notes”) is issued by Amyris, Inc., a Delaware corporation (the “Company”), and designated as one of its “Senior Convertible Notes due 2022.” This Note is issued pursuant to that certain Exchange Agreement, dated as of December 30, 2019 (the “Exchange Date”), by and between the Company and investors party thereto (the “Exchange Agreement”), in exchange for that certain Senior Convertible Note due 2022, with an aggregate principal amount as of the Exchange Date of $[__] (the “Original Note”), and originally issued to the Initial Holder pursuant to that certain Securities Exchange Agreement, dated as November 8, 2019, by and among the Company and the investors referred to therein, as amended from time to time.

Section	1. Definitions.

“Additional Redemption Amount” means the excess, if any, of (A) the Additional Redemption Base Price applicable to a redemption over (B) the Redemption Base Price applicable to such redemption. For the avoidance of doubt, the Additional Redemption Amount cannot be a negative number.

“Additional Redemption Base Price” means, with respect to a redemption of this Note to pursuant to Section 7(A), a cash amount equal to one hundred and fifteen percent (115%) of the product of (A) the Conversion Rate in effect as of the Trading Day immediately preceding the related Redemption Date; (B) the Principal Amount of this Note to be so redeemed divided by $1,000; and (C) the Additional Redemption Stock Price for such redemption.

“Additional Redemption Stock Price” means, with respect to any redemption of this Note, the highest average Daily VWAP per share of Common Stock over any five (5) consecutive VWAP Trading Days occurring during the thirty (30) consecutive VWAP Trading Days beginning on, and including, the related Redemption Date.

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“Amortization Date” means, with respect to a Note, (A) the first calendar day of each month beginning on February 1, 2020; and (B) if not otherwise included in clause (A), the Maturity Date.

“Amortization Payment” means, (A) with respect to Amortization Dates up to and including July 1, 2020, [__] dollars ($[__]), [NTD: to be proportional amount of $2,970,000 based on proportion of total Notes issued] and (B) with respect to Amortization Dates after July 1, 2020, [__] dollars ($[__]) [NTD: to be proportional amount of $3,432,000 based on proportion of total Notes issued]; provided, that the Holder and the Company may agree to increase the size of any Amortization Payment by mutual written consent; and provided further, that in no event shall the amount of any Amortization Payment exceed 110% of the amount of Principal outstanding with respect to the Note as of such Amortization Date.

“Amortization Share Amount” has the meaning set forth in Section 5(B).

“Amortization Share Payment Period” has the meaning set forth in Section 5(C).

“Amortization Stock Payment Price” means, with respect to any Stock Payment Date applicable to an Amortization Payment, if applicable, an amount equal to the greater of (i) the Floor Price and (ii) the lesser of (x) eighty-eight percent (88%) of the lesser of (A) the Daily VWAP on such Stock Payment Date and (B) the average of the lowest two Daily VWAPs during the ten (10) VWAP Trading Day period ending on such Stock Payment Date and (y) the Conversion Price.

“Authorized Denomination” means, with respect to the Notes, a Principal Amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Beneficial Ownership Limit” has the meaning set forth in Section 8(J)(i).

“Business Combination Event” has the meaning set forth in Section 10.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (D) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company, subject to Section 8(I).

“Common Stock Change Event” has the meaning set forth in Section 8(I).

“Commission” means the U.S. Securities and Exchange Commission.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (C) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; valued for this purpose at the fair value of the Company’s net exposure thereunder at the time of measurement, provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement

“Conversion Consideration” has the meaning set forth in Section 8(D)(i).

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 8(C)(i) to convert such Note are satisfied.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 200.0000 shares of Common Stock per $1,000 Principal Amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 8; provided, further, that whenever this Note refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

“Covering Price” has the meaning set forth in Section 8(D)(v).

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AMRS<EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Interest” has the meaning set forth in Section 4(B).

“Defaulted Amount” has the meaning set forth in Section 4(B).

“Defaulted Shares” has the meaning set forth in Section 8(D)(v).

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(A) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(B) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(C) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (A), (B) and (C), at any point prior to the ninety-first (91st) day after the Maturity Date

“DTC” means The Depository Trust Company.

“Eligible Exchange” means any of The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Equity Conditions” will be deemed to be satisfied as of any date if all of the following conditions are satisfied as of such date and on each of the twenty (20) previous Trading Days: (A) the shares issuable upon conversion of this Note are Freely Tradable; (B) the Holder is not in possession of any material non-public information provided by or on behalf of the Company; (C) the issuance of such shares will not be limited by Section 8(J)(ii); (D) the Company is in compliance with Section 8(E)(i) and such shares will satisfy Section 8(E)(ii); (E) no public announcement of a pending, proposed or intended Fundamental Change has occurred that has not been abandoned, terminated or consummated; (F) the Daily VWAP per share of Common Stock is not less than $2.50 (subject to proportionate adjustments for events of the type set forth in Section 8(F)(i)(1)); (G) the daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the applicable Eligible Exchange is not less than one-million dollars ($1,000,000); and (H) no Default or Event of Default will have occurred or be continuing.

“Equity Triggering Event” means that at any time the (x) Daily VWAP per share of Common Stock over any three (3) consecutive VWAP Trading Days is less than $2.25 (subject to proportionate adjustments for events of the type set forth in Section 8(F)(i)(1)); (y) Daily VWAP per share of Common Stock is less than $1.75 (subject to proportionate adjustments for events of the type set forth in Section 8(F)(i)(1)); or (z) daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the applicable Eligible Exchange is less than five hundred thousand dollars ($500,000) for three (3) consecutive Trading Days.

Promptly, but in no event later than two (2) Business Days after an Equity Triggering Event, the Company will provide written notice of such Equity Triggering Event to the Holder.

“Equity Triggering Event Conversion Period” means, with respect to an Equity Triggering Event, the period beginning on, and including, the date such Equity Triggering Event occurs and ending on such date thereafter upon which the Daily VWAP per share of Common Stock over any ten (10) consecutive VWAP Trading Days commencing after the beginning of such Equity Triggering Event Conversion Period equals or exceeds $2.25 (subject to proportionate adjustments for events of the type set forth in Section 8(F)(i)(1)).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 11(A).

“Event of Default Acceleration Amount” means, with respect to the delivery of a notice pursuant to Section 11(B)(ii) declaring this Note to be due and payable immediately on account of an Event of Default, a cash amount equal to one hundred and fifteen percent (115%) of the Principal Amount of this Note.

“Event of Default Conversion Period” means, with respect to an Event of Default, the period beginning on, and including, the date such Event of Default occurs and ending on the later of (A) the twentieth (20th) Trading Day after the Holder’s receipt of an Event of Default Notice and (B) the date such Event of Default is cured.

“Event of Default Notice” has the meaning set forth in Section 11(C).

“Event of Default/Equity Triggering Event Additional Shares” means, with respect to the conversion of this Note (or any portion of this Note), an amount equal to the excess, if any, of (A) the Event of Default/Equity Triggering Event Conversion Rate applicable to such conversion over (B) the Conversion Rate that would otherwise apply to such conversion without giving effect to Section 8(H). For the avoidance of doubt, the Event of Default Additional Shares cannot be a negative number.

“Event of Default/Equity Triggering Event Conversion Price” means, with respect to the conversion of this Note (or any portion of this Note), the greater of (i) the Floor Price and (ii) the lesser of (A) the Conversion Price that would be in effect immediately after the Close of Business on the Conversion Date for such conversion, without giving effect to Section 8(H); and (B) seventy five percent (75%) of the lowest Daily VWAP per share of Common Stock during the ten (10) consecutive VWAP Trading Days ending on, and including, such Conversion Date (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day).

“Event of Default/Equity Triggering Event Conversion Rate” means, with respect to the conversion of this Note (or any portion of this Note), an amount (rounded to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward)) equal to (A) one thousand dollars ($1,000) divided by (B) the Event of Default/Equity Triggering Event Conversion Price applicable to such conversion.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange Agreement, dated as of December 30, 2019, between the Company and the Initial Holder providing for the issuance of this Note.

“Exchange Date” means [__].

“Expiration Date” has the meaning set forth in Section 8(F)(i)(5).

“Expiration Time” has the meaning set forth in Section 8(F)(i)(5).

“Floor Price” means $0.80.

“Freely Tradable” means, with respect to any shares of Common Stock issued or issuable upon conversion of this Note, that (A) such shares would be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Exchange; and (C) no delisting or suspension by such Eligible Exchange has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (x) a writing by such Eligible Exchange or (y) the Company falling below the minimum listing maintenance requirements of such Eligible Exchange.

“Fundamental Change” means any of the following events:

(A)       a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or the employee benefit plans of the Company or its Wholly Owned Subsidiaries, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(B)       the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly Owned Subsidiaries); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C)       the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(D)       the Common Stock ceases to be listed on any Eligible Exchange.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Base Repurchase Price” means, with respect to this Note (or any portion of this Note) to be repurchased upon a Repurchase Upon Fundamental Change, a cash amount equal to one hundred and fifteen percent (115%) of the greater of (A) the Principal Amount of such Note (or portion thereof) to be so repurchased; and (B) the product of (i) the Conversion Rate in effect as of the Trading Day immediately preceding the effective date of such Fundamental Change; (ii) the Principal Amount of this Note to be repurchased upon a Repurchase Upon Fundamental Change divided by $1,000; and (iii) the average of the three (3) highest Daily VWAPs per share of Common Stock occurring during the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the effective date of such Fundamental Change.

“Fundamental Change Notice” has the meaning set forth in Section 6(C).

“Fundamental Change Redemption Date” means the date designated by the Holder for redemption of this Note in connection with a Fundamental Change, as provided in Section 6(F).

“Fundamental Change Redemption Stock Payment Price” means, with respect to any Fundamental Change Redemption Date, an amount equal to the greater of (i) the Floor Price and (ii) lesser of (x) eighty-eight percent (88%) of the lesser of (A) the Daily VWAP on the last VWAP Trading Day immediately prior to such Fundamental Change Redemption Date and (B) the average of the lowest two Daily VWAPs during the ten (10) VWAP Trading Day period ending on the last VWAP Trading Day immediately prior to such Fundamental Change Redemption Date and (y) the Conversion Price.

“Fundamental Change Repurchase Date” means the date as of which this Note must be repurchased for cash in connection with a Fundamental Change, as provided in Section 6(B).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase this Note (or any portion of this Note) upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 6(D).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in this Note and any financial calculations required by thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.

“Holder” means the person in whose name this Note is registered on the books of the Company, which initially is the Initial Holder.

The term “including” means “including without limitation,” unless the context provides otherwise.

“Indebtedness” means indebtedness of any kind, including (A) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all capital lease obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.

“Independent Investigator” has the meaning set forth in Section 9(Q).

“Initial Holder” has the meaning set forth in the cover page of this Note.

“Interest Payment Date” means, with respect to a Note, (A) the first calendar day of each month beginning on February 1, 2020; and (B) if not otherwise included in clause (A), the Maturity Date.

“Issue Date” means November 15, 2019.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Company.

“Letter Agreement” means the letter agreement, dated as of the date hereof, between the Company and the Holder.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means September 30, 2022.

“Minimum Revenue” has the meaning set forth in the Letter Agreement.

“Note Exchange Agreement” means that certain Securities Exchange Agreement, dated as of November 8, 2019, between the Company, HT Investments MA LLC, LMAP Kappa Limited, Blackwell Partners LLC – Series B and Silverback Opportunistic Credit Master Fund Limited providing for the issuance of the Original Note.

“Open of Business” means 9:00 a.m., New York City time.

The term “or” is not exclusive, unless the context expressly provides otherwise.

“Original Note” means that certain Senior Convertible Note due 2022, with an aggregate principal amount as of the Exchange Date of $[__], and originally issued to the Initial Holder pursuant to the Note Exchange Agreement.

“Other Notes” means any Notes that are of the same class of this Note and that are represented by one or more certificates other than the certificate representing this Note.

“Permitted Indebtedness” means (A) Indebtedness evidenced by this Note; (B) Indebtedness deemed to be disclosed pursuant to the Exchange Agreement, as in effect as of the Exchange Date (including all other Indebtedness accrued in the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019); (C) the incurrence after the Issue Date by the Company or any Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries; provided that, such Indebtedness is (i) not secured by any lien or security interest other than on such assets and improvements and accessions thereto and (ii) is incurred by the entity that owner or lessee of the related property, plant or equipment; (D) debt incurred by a Subsidiary of the Company and secured by the Brotas 2 Facility that does not (i) exceed the cost of building or acquiring the assets and related expenses, (ii) create any Liens on any assets or property of the Company or (iii) provide for any guarantees by the Company; (E) other Indebtedness in an aggregate amount not to exceed one hundred fifty million dollars ($150,000,000) at any time outstanding so long as such Indebtedness does not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than ninety one (91) days following the Maturity Date; (F) Contingent Obligations that are guarantees of Indebtedness described in clauses (A) through (E); (G) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiary, as the case may be, and provided further, that if the lender of any such proposed extension, refinancing or renewal of Permitted Indebtedness incurred hereunder is different from the lender of the Permitted Indebtedness to be so extended, refinanced or renewed then, in addition to the foregoing proviso, such Permitted Indebtedness shall also not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than ninety one (91) days following the Maturity Date; and (H) Disqualified Stock which is issued in respect of a financing of assets or rights relating to the Company’s Biossance business and does not require payments of cash dividends or distributions prior to the date that is ninety one (91) days following the Maturity Date. Notwithstanding anything to the contrary, the aggregate amount of Indebtedness incurred pursuant to clauses (C) and (E) of the preceding sentence, together with any extensions, refinancings and renewals in respect of such Indebtedness incurred pursuant to clause (G) of the preceding sentence, may not at any time exceed one hundred fifty million dollars ($150,000,000) and any amount of such Indebtedness that exceeds this amount shall not constitute Permitted Indebtedness.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pre-Delivery Shares” has the meaning set forth in Section 5(G)(i).

“Principal Amount” has the meaning set forth in the cover page of this Note; provided, however, that the Principal Amount of this Note will be subject to reduction (A) pursuant to Section 7 and Section 8 and (B) by an amount equal to (i) the sum of all Amortization Payments made prior to date of determination of the Principal Amount of the Note then outstanding, divided by (ii) one and one-tenth (1.1).

“Redemption Base Price” means, with respect to a redemption of this Note pursuant to Section 7(A), a cash amount equal to one hundred and fifteen percent (115%) of the greater of (A) the Principal Amount of such Note to be so redeemed; and (B) the product of (x) the Conversion Rate in effect as of the Trading Day immediately preceding the related Redemption Date; (y) the Principal Amount of this Note to be so redeemed divided by $1,000; and (z) the Redemption Stock Price for such redemption.

“Redemption Date” has the meaning set forth in Section 7(A).

“Redemption Price” means the cash price payable by the Company to redeem this Note pursuant to Section 7(B).

“Redemption Stock Price” means, with respect to any redemption of this Note, the highest Daily VWAP per share of Common Stock occurring during the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the related Redemption Date.

“Reference Property” has the meaning set forth in Section 8(I)(i).

“Reference Property Unit” has the meaning set forth in Section 8(I)(i).

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 6.

“Requisite Stockholder Approval” means the stockholder approval contemplated by Nasdaq Listing Standard Rule 5635(d) with respect to the issuance of shares of Common Stock upon conversion of this Note, or otherwise pursuant to this Note, in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The Nasdaq Global Select Market, such stockholder approval is no longer required for the Company to settle all conversions of this Note by delivering shares of Common Stock without limitation pursuant to Section 8(J)(ii).

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Scheduled Trading day” means a Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person

“Spin-Off” has the meaning set forth in Section 8(F)(i)(3)(b).

“Spin-Off Valuation Period” has the meaning set forth in Section 8(F)(i)(3)(b).

“Stated Interest Rate” means, as of any date, a rate per annum equal to 5.00%.

“Stated Interest Share Amount” has the meaning set forth in Section 5(B).

“Stated Interest Stock Payment Price” means, with respect to any Interest Payment Date, an amount equal to the greater of (i) the Floor Price and (ii) lesser of (x) eighty-eight percent (88%) of the lesser of (A) the Daily VWAP on the last VWAP Trading Day immediately prior to such Interest Payment Date and (B) the average of the lowest two Daily VWAPs during the ten (10) VWAP Trading Day period ending on the last VWAP Trading Day immediately prior to such Interest Payment Date and (y) the Conversion Price.

“Stock Payment Date” has the meaning set forth in Section 5(C).

“Stock Payment Notice” has the meaning set forth in Section 5(B)

“Subordinated Indebtedness” means Indebtedness subordinated to the Notes in amounts and on terms and conditions satisfactory to the Holder in its sole discretion.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Corporation” has the meaning set forth in Section 10(A).

“Successor Person” has the meaning set forth in Section 8(I)(i).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 8(F)(i)(4).

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; provided, that the Holder, by notice to the Company, may waive any such VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Withheld Shares” has the meaning set forth in Section 8(J)(ii).

Section	2. Persons Deemed Owners.

The Holder of this Note will be treated as the owner of this Note for all purposes.

Section	3. Registered Form.

This Note, and any Note issued in exchange therefor or in substitution thereof, will be in registered form, without coupons.

Section	4. Accrual of Interest; Amortization Payments; Defaulted Amounts.

(A)             Accrual of Stated Interest. This Note will accrue interest (the “Stated Interest”) at a rate per annum equal to the Stated Interest Rate. Stated Interest on this Note will (i) accrue on the Principal Amount of this Note; (ii) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the Exchange Date) to, but excluding, the date of payment of such Stated Interest; (iii) be payable in arrears on each Interest Payment Date; and (iv) be computed on the basis of a 360-day year comprised of twelve 30-day months.

(B)              Amortization Payments. The Company shall make an amortization payment with respect to this Note equal to the applicable Amortization Payment (or portion thereof, if applicable) on each Amortization Date (or applicable Stock Payment Date, if applicable); provided, however, that the Holder may, in its sole discretion, defer the payment of part or all of any Amortization Payment to any future Amortization Date upon not less than two (2) Business Days’ prior notice to the Company; provided, further, that the Holder may, in its sole discretion, convert any Amortization Payment into Conversion Consideration in accordance with Section 8.

(C)              Defaulted Amounts. If a Default or Event of Default (the Principal Amount outstanding as of such Default or Event of Default, a “Defaulted Amount”) occurs then in each case, to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to fifteen percent (15.0%), from, and including, the date of such Default or Event of Default to, but excluding, the date such Default or Event of Default is cured.

Section	5. Method of Payment; When Payment Date is Not a Business Day.

(A)             Method of Payment. Except as set forth in Section 5(B) hereof, the Company will pay all cash amounts due under this Note by check mailed to the address of the Holder of this Note entitled to such payment as set forth in the books of the Company (or, if such Holder provides the Company, at least five (5) days before the date such amount is due, with written notice of an account of such Holder within the United States, by wire transfer of immediately available funds to such account).

(B)              Company’s Election to Pay Amortization Payments or Stated Interest in Cash or Common Stock. At least ten (10) Trading Days (but no more than twenty (20) Trading Days) prior to an Amortization Date or Interest Payment Date, as applicable, the Company, if it desires to elect to pay an Amortization Payment due on such Amortization Date or payment of Stated Interest due on such Interest Payment Date in shares of Common Stock, shall deliver to the Holder a written notice of such election (a “Stock Payment Notice”) (and such election shall be irrevocable as to such Amortization Date or Interest Payment Date, as applicable). Failure to timely deliver such written notice to the Holder shall be deemed an election by the Company to pay the Amortization Payment or payment of Stated Interest on such Amortization Date or Interest Payment Date, as applicable, in cash. With respect to any Amortization Date or Interest Payment Date for which the Company has elected to make an Amortization Payment or payment of Stated Interest in shares of Common Stock in accordance with this Section 5(B), the Company shall issue to the Holder, in lieu of payment of such Amortization Payment or payment of Stated Interest in cash, a number of validly issued, fully paid and Freely Tradable shares of Common Stock equal to the quotient (rounded up to the closest whole number) obtained by dividing such Amortization Payment (or lesser amount elected by Holder and notified to the Company in accordance with this Note) by the Amortization Stock Payment Price for the Stock Payment Date applicable to such Amortization Payment (such quotient, the “Amortization Share Amount”) or by dividing such payment of Stated Interest by the Stated Interest Stock Payment Price for such payment of Stated Interest (such quotient, the “Stated Interest Share Amount”), as applicable. In the event that the number of shares of Common Stock issued to the Holder on such date is reduced as a result of the Floor Price, the Company shall concurrently with the issuance of such shares also pay to the Holder an amount, in cash, equal to the product of (i) the number of shares by which the Amortization Share Amount or Stated Interest Amount, as applicable, was reduced as a result of the Floor Price, multiplied by (ii) the Amortization Stock Payment Price or Stated Interest Stock Payment Price, as applicable. Notwithstanding anything herein to the contrary, the Company will not have the right to, and will not, make any Amortization Payment in shares of Common Stock if the Equity Conditions are not satisfied for each VWAP Trading Day occurring between the date of the Stock Payment Notice and the applicable Amortization Date, unless such failure of the Equity Conditions to be so satisfied is waived in writing by the Holder, which waiver may be granted or withheld by the Holder in its sole discretion. To the extent that the Company’s election to pay an Amortization Payment or a payment of Stated Interest in shares of Common Stock would cause the Beneficial Ownership Limit pursuant to Section 8(J)(i) to be exceeded, the Company will deliver shares of Common Stock up to the Beneficial Ownership Limit, and the excess amount of such Amortization Payment or Stock Payment, as applicable, shall be deferred to such future Amortization Date or Stock Payment Date as Holder may elect in its sole discretion (or, if Holder shall not so elect prior to the next Amortization Date or Stock Payment Date, the next Amortization Date or Stock Payment Date, as applicable.

(C)              Stock Payment Date Election. If the Company elects to pay any Amortization Payment in shares of Common Stock, the Holder may elect to receive the corresponding Amortization Share Amount for all or any portion of the applicable Amortization Payment on one or more Scheduled Trading Days (each, a “Stock Payment Date”) during the period beginning on, and including, the applicable Amortization Date and ending on, and including, the Scheduled Trading Day immediately before the subsequent Amortization Date (the “Amortization Share Payment Period”). The Holder must provide notice to the Company of its election of any Stock Payment Date and the portion of the Amortization Payment and corresponding Amortization Share Amount it is electing to receive on each such Stock Payment Date no later than 4:30 p.m. New York Time on such Stock Payment Date; provided, that the Holder may make more than one election to receive portions of the Amortization Payment and corresponding Amortization Share Amounts on any Stock Payment Date; and provided further, that the Amortization Share Amount in any such notice will be updated following the close of trading on the applicable Stock Payment Date in order to reflect the final Amortization Stock Payment Price applicable to such Stock Payment Date. Any portion of the Amortization Payment not paid in shares of Common Stock because the Holder did not elect to receive shares for such full Amortization Payment on Stock Payment Dates during the applicable Amortization Share Payment Period will be automatically deferred to the next Amortization Date.

(D)             Event of Default/Equity Triggering Event Additional Shares. In the event of issuance of any Event of Default/Equity Triggering Event Additional Shares, to the extent that the amount of such shares was reduced as a result of the Floor Price, then concurrently with the issuance of such shares, the Company shall also pay to the Holder an amount, in cash, equal to the product of (i) the number of shares by which such amount was reduced as a result of the Floor Price, multiplied by (ii) the Event of Default/Equity Triggering Event Conversion Price.

(E)              Delivery. Any shares of Common Stock to be delivered pursuant to this Section 5 will be delivered by the Company to the Holder on or before the second (2nd) Business Day following the applicable Stock Payment Date or Interest Payment Date, as applicable.

(F)              Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on this Note as provided in this Note is not a Business Day, then, notwithstanding anything to the contrary in this Note, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

(G)             Pre-Delivery Shares.

(i)                 General. On the Issue Date, the Company pre-delivered to the Holder [__] ([__]) [NTD: to be proportional amount of 7,500,000 based on total amount of Notes issued] Freely Tradable shares of Common Stock (the “Pre-Delivery Shares”) pursuant to the terms of the Original Note, which such Pre-Delivery Shares are validly issued, fully paid, nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof.

(ii)              Application and Replenishment of Pre-Delivery Shares. Notwithstanding anything to the contrary in this Note, at any time the Company elects or is obligated to issue shares of Common Stock to the Holder pursuant to the terms of this Note, including with respect to any conversion of this Note or pursuant to Section 5(B) or Section 6(F), the Holder may elect, upon written notice to the Company, given no less than two (2) Trading Days prior to the date upon which the Company would otherwise be obligated to deliver such shares to Holder, to apply Pre-Delivery Shares, in whole or in part, as applicable, against the shares of Common Stock otherwise deliverable with respect thereto and, in each case, such application of Pre-Delivery Shares shall reduce the aggregate number of shares of Common Stock otherwise required to be delivered to the Holder pursuant to the terms of this Note on a share-by-share basis and such shares so applied shall no longer constitute Pre-Delivery Shares; provided, however, that no later than the Amortization Date following any application of Pre-Delivery Shares in accordance with this Section 5(G)(ii), the Company shall deliver to the Holder a number of validly issued, fully paid and nonassessable Freely Tradable shares of Common Stock, free from all preemptive or similar rights or Liens with respect to the issue thereof, equal to the number of Pre-Delivery Shares applied to satisfy any such election or obligation to issue shares of Common Stock under this Section 5(G)(ii), which such Freely Tradable shares of Common Stock shall be treated as “Pre-Delivery Shares” for all purposes hereunder; and provided, further, that any shares delivered pursuant to Section 5(G)(i) or this Section 5(G)(ii) shall count against the share issuance limitation set forth in Section 8(J)(ii).

(iii)            [Reserved]

(iv)             Delivery of Pre-Delivery Shares by the Holder. Within ten (10) Business Days following redemption or repayment of this Note in full and the satisfaction or discharge by the Company of all outstanding Company obligations hereunder, the Holder shall deliver [__] ([__]) shares [NTD: to be proportional amount of 7,500,000 based on total amount of Notes issued] (subject to proportionate adjustments for events of the type set forth in Section 8(F)(i)(1)) of the Company’s Common Stock to the Company, free from all preemptive or similar rights or Liens with respect to the delivery thereof; provided, that, to the extent the Company fails to deliver any fully paid and nonassessable Freely Tradable shares of Common Stock to the Holder as required under Section 5(G)(i) or Section 5(G)(ii), the number of shares of the Company’s Common Stock to be delivered under this Section 5(G)(iv) shall be reduced by the number of such shares of Common Stock the Company failed to deliver. For the avoidance of doubt, this Section 5(G)(iv) shall not apply to the transactions contemplated by the Exchange Agreement.

Article 6.         Required Repurchase of Note upon a Fundamental Change.

(A)             Repurchase Upon Fundamental Change. Subject to the other terms of this Section 6, including Section 6(F), if a Fundamental Change occurs, then the Holder will have the right to require the Company to repurchase this Note (or any portion of this Note in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)              Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 6(C); and (y) the effective date of such Fundamental Change.

(C)              Fundamental Change Notice. No later than the fifth (5th) Business Day before the occurrence of any Fundamental Change, the Company will send to the Holder a written notice (the “Fundamental Change Notice”) thereof, stating the expected date such Fundamental Change will occur. Following receipt of a Fundamental Change Notice, the Holder may elect (by written notice to the Company no later than the later of (i) ten (10) Trading Days after receipt of such Fundamental Change Notice) and (ii) ten (10) Trading Days after the date of any amendment or other modification to the form or value of consideration receivable by holders of the Common Stock in connection with such Fundamental Change, to require the Company to repurchase this Note (or any portion of this Note in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(D)             Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for this Note (or any portion of this Note) to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the Fundamental Change Base Repurchase Price for such Fundamental Change plus accrued and unpaid interest on this Note (or such portion of this Note) to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change. For the avoidance of doubt, if such Fundamental Change Repurchase Date is on an Interest Payment Date, then the interest otherwise payable on this Note (or such portion of this Note) on such Interest Payment Date will be paid as part of the Fundamental Change Repurchase Price, in satisfaction of the Company’s obligation to pay such interest on such Interest Payment Date.

(E)              Effect of Repurchase. If this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then, from and after the date the related Fundamental Change Repurchase Price is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion).

(F)              Fundamental Change Redemption. Notwithstanding anything in this Section 6 to the contrary, at the Holder’s sole discretion following receipt of a Fundamental Change Notice, in lieu of receiving the Fundamental Change Repurchase Price (or any portion thereof), the Holder may require the Company to redeem this Note (or any portion of this Note in an Authorized Denomination) in exchange for a number of validly issued, fully paid and Freely Tradable shares of Common Stock equal to the quotient (rounded up to the closest whole number) obtained by dividing the Fundamental Change Repurchase Price (or applicable portion thereof) by the Fundamental Change Redemption Stock Payment Price. The Fundamental Change Redemption Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than ten (10) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 6(C); and (y) ten (10) Trading Days after the date of any amendment or other modification to the form or value of consideration receivable by holders of the Common Stock in connection with such Fundamental Change. Any such shares of Common Stock will be delivered by the Company to the Holder on or before the second (2nd) Business Day following a Fundamental Change Redemption Date. In the event that the number of shares of Common Stock issued to the Holder on such date is reduced as a result of the Floor Price, the Company shall concurrently with the issuance of such shares also pay to the Holder an amount, in cash, equal to the product of (i) the number of shares by which such amount was reduced as a result of the Floor Price, multiplied by (ii) the Fundamental Change Redemption Stock Payment Price. Notwithstanding the foregoing, in the event that any such redemption occurs after the date of completion of such Fundamental Change, and the Holder elects to receive such Fundamental Change Repurchase Price other than in cash, then the consideration to be received by Holder upon such redemption shall be in the same form as received by holders of the Common Stock in connection with such Fundament Change and will be in an amount equal to the amount of consideration Holder would have received in connection with such Fundamental Change had Holder redeemed the Note in exchange for shares of Common Stock immediately prior to the completion of such Fundamental Change.

Article	7. Redemption of this Note.

(A)             Redemption of This Note. The Company may redeem all of this Note, on a date (the “Redemption Date”) to be determined by the Company, for a cash redemption price equal to the Redemption Price, subject to Section 7(D); provided, that the Company must provide notice at least ten (10) Trading Days prior to any Redemption Date.

(B)              Redemption Price. The Redemption Price for this Note to be redeemed pursuant to Section 7(A) is an amount in cash equal to the Redemption Base Price plus accrued and unpaid interest on this Note to, but excluding, the related Redemption Date, subject to Section 7(D). For the avoidance of doubt, if such Redemption Date is on an Interest Payment Date, then the interest otherwise payable on this Note on such Interest Payment Date will be paid as part of the Redemption Price, in satisfaction of the Company’s obligation to pay such interest on such Interest Payment Date.

(C)              Effect of Redemption. If this Note is to be redeemed pursuant to Section 7(A), then, from and after the date the related Redemption Price is paid in full, this Note will cease to be outstanding and interest will cease to accrue on this Note, except to the extent set forth in Section 7(D).

(D)             Additional Redemption Amount. Notwithstanding anything to the contrary in this Section 7, the Company will pay to the Holder any Additional Redemption Amount on the ninety third (93rd) VWAP Trading Day immediately after the related Redemption Date.

(E)              Minimum Fundraising Event Redemption. On or prior to the second (2nd) Business Day following the date upon which the Company has received since the Exchange Date net cash proceeds of eighty million ($80,000,000) in the aggregate from one or more issuances of Capital Stock or incurrences of Permitted Indebtedness by the Company, or any combination thereof, the Company will redeem [__] million dollars ($[__]) of this Note by complying with the procedures set forth in Section 7(A)-(D); provided, that the Holder, in its sole discretion, may defer the Redemption Date for such redemption, in whole or in part, to any future Amortization Date; provided further, that, for purposes of this Section 7(E), "Redemption Base Price" shall mean, with respect to a redemption of this Note pursuant to this Section 7(E), a cash amount equal to one hundred and seven percent (107%) of the greater of (A) the Principal Amount of this Note to be so redeemed; and (B) the product of (x) the Conversion Rate in effect as of the Trading Day immediately preceding the related Redemption Date; (y) the Principal Amount of this Note to be so redeemed divided by $1,000; and (z) the Redemption Stock Price for such redemption. [NTD: to be proportional amount of $10,000,000 based on total amount of Notes issued.]

Article	8. Conversion.

(A)             Right to Convert.

(i)                 Generally. Subject to the provisions of this Section 8, the Holder may, at its option, convert this Note, including any portion constituting an Amortization Payment, into Conversion Consideration.

(ii)              Conversions in Part. Subject to the terms of this Section 8, this Note may be converted in part, but only in an Authorized Denomination. Provisions of this Section 8 applying to the conversion of this Note in whole will equally apply to conversions of any permitted portion of this Note.

(B)              When this Note May Be Converted.

(i)                 Generally. The Holder may convert this Note at any time until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date; provided that, with respect to the conversion of any Amortization Payment, the Holder must provide notice of such conversion no later than the Close of Business on the second (2nd) Scheduled Trading Day immediately preceding the applicable Amortization Date, and any such conversion will not reduce the amount of future Amortization Payments.

(ii)              Limitations and Closed Periods. Notwithstanding anything to the contrary in this Section 8, (x) if this Note (or any portion of this Note) is to be redeemed pursuant to Section 7(A), then in no event may this Note (or such portion) be converted after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the related Redemption Date; and (y) if this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then in no event may this Note (or such portion) be converted after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the related Fundamental Change Repurchase Date.

(C)              Conversion Procedures.

(i)                 Generally. To convert this Note, the Holder must (1) complete, manually sign and deliver to the Company the conversion notice attached to this Note or a facsimile or portable document format (.pdf) version of such conversion notice (at which time such conversion will become irrevocable); and (2) pay any amounts due pursuant to Section 8(C)(iii). For the avoidance of doubt, the conversion notice may be delivered by e-mail in accordance with Section 14. If the Company fails to deliver, by the related Conversion Settlement Date, any shares of Common Stock forming part of the Conversion Consideration of the conversion of this Note, the Holder, by notice to the Company, may rescind all or any portion of the corresponding conversion notice at any time until such Defaulted Shares are delivered.

(ii)              Holder of Record of Conversion Shares. The person in whose name any shares of Common Stock is issuable upon conversion of this Note will be deemed to become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion, conferring, as of such time, upon such person, without limitation, all voting and other rights appurtenant to such shares.

(iii)            Taxes and Duties. If the Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be issued in a name other than that of such Holder, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Company may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(D)             Settlement upon Conversion.

(i)                 Generally. The consideration (the “Conversion Consideration”) due in respect of each $1,000 Principal Amount of this Note including any portion constituting an Amortization Payment to be converted will consist of the following:

(1)               subject to Section 8(D)(ii), a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion; and

(2)               cash in an amount equal to the aggregate accrued and unpaid interest on this Note to, but excluding, the Conversion Settlement Date for such conversion.

(ii)              Fractional Shares. The total number of shares of Common Stock due in respect of any conversion of this Note, including any portion constituting an Amortization Payment, will be determined on the basis of the total Principal Amount of this Note to be converted with the same Conversion Date; provided, however, that if such number of shares of Common Stock is not a whole number, then such number will be rounded up to the nearest whole number.

(iii)            Delivery of the Conversion Consideration. The Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of this Note, including any portion constituting an Amortization Payment, to the Holder on or before the second (2nd) Business Day (or, if earlier, the standard settlement period for the primary Eligible Exchange on which the Common Stock is traded) immediately after the Conversion Date for such conversion (the “Conversion Settlement Date”).

(iv)             Effect of Conversion. If this Note is converted, then, from and after the date the Conversion Consideration therefor is issued or delivered in settlement of such conversion, this Note will cease to be outstanding and interest will cease to accrue on this Note.

(v)               Conversion Settlement Defaults. If (x) the Company fails to deliver, by the related Conversion Settlement Date, any shares of Common Stock (the “Defaulted Shares”) forming part of the Conversion Consideration of the conversion of this Note, including any portion constituting an Amortization Payment; and (y) the Holder (whether directly or indirectly, including by any broker acting on the Holder’s behalf or acting with respect to such Defaulted Shares) purchases any shares of Common Stock (whether in the open market or otherwise) to cover any such Defaulted Shares (whether to satisfy any settlement obligations with respect thereto of the Holder or otherwise), then, without limiting the Holder’s right to pursue any other remedy available to it (whether hereunder, under applicable law or otherwise), the Holder will have the right, exercisable by notice to the Company, to cause the Company to either:

(1)               pay, on or before the second (2nd) Business Day after the date such notice is delivered, cash to the Holder in an amount equal to the aggregate purchase price (including any brokerage commissions and other out-of-pocket costs) incurred to purchase such shares (such aggregate purchase price, the “Covering Price”); or

(2)               promptly deliver, to the Holder, such Defaulted Shares in accordance with this Note, together with cash in an amount equal to the excess, if any, of the Covering Price over the product of (x) the number of such Defaulted Shares; and (y) the Daily VWAP per share of Common Stock on the Conversion Date relating to such conversion.

To exercise such right, the Holder must deliver notice of such exercise to the Company, specifying whether the Holder has elected clause (1) or (2) above to apply. If the Holder has elected clause (1) to apply, then the Company’s obligation to deliver the Defaulted Shares in accordance with this Note will be deemed to have been satisfied and discharged to the extent the Company has paid the Covering Price in accordance with clause (1).

(E)              Reserve and Status of Common Stock Issued upon Conversion.

(i)                 Stock Reserve. At all times when this Note is outstanding, the Company will reserve, out of its authorized but unissued and unreserved shares of Common Stock, a number of shares of Common Stock equal to three hundred percent (300%) of that which is sufficient to permit the conversion of this Note.

(ii)              Status of Conversion Shares; Listing. Each share of Common Stock delivered upon conversion of this Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Stock issued upon conversion of this Note, when delivered upon such conversion, to be admitted for listing on such exchange or quotation on such system.

(iii)            Transferability of Conversion Shares. Any shares of Common Stock issued upon conversion of this Note will be issued in the form of book-entries at the facilities of DTC, identified therein by an “unrestricted” CUSIP number.

(F)              Adjustments to the Conversion Rate.

(i)                 Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(1)               Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 8(I) will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1 = the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 8(F)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)               Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions set forth in Sections 8(F)(i)(3)(a) and Section 8(F)(v) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	= the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	= the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	= a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 8(F)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors in good faith.

(3)               Spin-Offs and Other Distributed Property.

(a)               Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(v)       dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 8(F)(i)(1) or Section 8(F)(i)(2);

(w)       dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 8(F)(i)(4);

(x)       rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 8(F)(v);

(y)       Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to Section 8(F)(i)(3)(b); and

(z)       a distribution solely pursuant to a Common Stock Change Event, as to which Section 8(I) will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	= the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	= the fair market value (as determined by the Board of Directors in good faith), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, the Holder will receive, for each $1,000 Principal Amount of this Note held by this Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(b)               Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to a Common Stock Change Event, as to which Section 8(I) will apply), and such Capital Stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1 = the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV	= the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	= the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 8(F)(i)(3)(b) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If a Note is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 8(F)(i)(3)(b) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)               Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	= the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	= the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, the Holder will receive, for each $1,000 Principal Amount of this Note held by the Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)               Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors in good faith) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1 = the Conversion Rate in effect immediately after the Expiration Time;

AC	= the aggregate value (determined as of the Expiration Time by the Board of Directors in good faith) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	= the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 8(F)(i)(5), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Rate pursuant to this Section 8(F)(i)(5) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If a Note is converted and the Conversion Date occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii)              No Adjustments in Certain Cases.

(1)               Where the Holder Participates in the Transaction or Event Without Conversion. Notwithstanding anything to the contrary in Section 8(F)(i), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 8(F)(i) (other than a stock split or combination of the type set forth in Section 8(F)(i)(1) or a tender or exchange offer of the type set forth in Section 8(F)(i)(5)) if the Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being the Holder of this Note, in such transaction or event without having to convert this Note and as if the Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate Principal Amount (expressed in thousands) of this Note held by this Holder on such date.

(2)               Certain Events. The Company will not be required to adjust the Conversion Rate except as provided in Section 8(F), Section 8(H) or Section 8(I). Without limiting the foregoing, the Company will not be obligated to adjust the Conversion Rate on account of:

(a)               except as otherwise provided in Section 8(F), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(b)               the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(c)               the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(d)               the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Issue Date (other than an adjustment pursuant to Section 8(F)(i)(3)(a) in connection with the separation of rights under the Company’s stockholder rights plan existing, if any, as of the Issue Date);

(e)               solely a change in the par value of the Common Stock; or

(f)                accrued and unpaid interest on this Note.

(iii)            Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Note, if:

(1)               this Note is to be converted;

(2)               the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 8(F)(i) has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date;

(3)               the Conversion Consideration due upon such conversion includes any whole shares of Common Stock; and

(4)               such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date. In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

(iv)             Conversion Rate Adjustments where the Converting Holder Participates in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Note, if:

(1)               a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 8(F)(i);

(2)               a Note is to be converted;

(3)               the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;

(4)               the Conversion Consideration due upon such conversion includes any whole shares of Common Stock based on a Conversion Rate that is adjusted for such dividend or distribution; and

(5)               such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 8(C)(ii)),

then (x) such Conversion Rate adjustment will not be given effect for such conversion; (y) the shares of Common Stock issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution; and (z) there will be added, to the Conversion Consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.

(v)               Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Note upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 8(F)(i)(3)(a) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(vi)             Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 8(F)(i), or Section 8(H) to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(vii)          Equitable Adjustments to Prices. Whenever any provision of this Note requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 8(F)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period.

(viii)        Calculation of Number of Outstanding Shares of Common Stock. For purposes of this Section 8(F), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(ix)             Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(x)               Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 8(F)(i), the Company will promptly send notice to the Holder containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

(G)             Voluntary Adjustments.

(i)                 Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines in good faith that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(ii)              Notice of Voluntary Increases. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 8(G)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 8(G)(i), the Company will send notice to the Holder of such increase, the amount thereof and the period during which such increase will be in effect.

(H)             Adjustments to the Conversion Rate in Connection with an Event of Default or Equity Triggering Event. If an Event of Default or Equity Triggering Event occurs and the Conversion Date for the conversion of a Note occurs during the related Event of Default Conversion Period or Equity Triggering Event Conversion Period, as applicable, then, subject to Section 8(J)(ii), the Conversion Rate applicable to such conversion will be increased by a number of shares equal to the Event of Default/Equity Triggering Event Additional Shares.

(I)                Effect of Certain Recapitalizations, Reclassifications, Consolidations, Mergers and Sales.

(i)                 Generally. If there occurs:

(1)               recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(2)               consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3)               sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4)               other similar event,

and, in each case, as a result of such occurrence, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Stock Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Note, at the effective time of such Common Stock Change Event, (x) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 8 (or in any related definitions) were instead a reference to the same number of Reference Property Units; and (y) for purposes of the definition of “Fundamental Change,” the term “Common Stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such Reference Property. For these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holder of such weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such instruments or agreements that (x) provides for subsequent conversions of this Note in the manner set forth in this Section 8(I); (y) provides for subsequent adjustments to the Conversion Rate pursuant to Section 8(F) and Section 8 (H) in a manner consistent with this Section 8(I); and (z) contains such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holder and to give effect to the provisions of this Section 8(I). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holder.

(ii)              Notice of Common Stock Change Events. As soon as practicable after learning the anticipated or actual effective date of any Common Stock Change Event, the Company will provide written notice to the Holder of such Common Stock Change Event, including a brief description of such Common Stock Change Event, its anticipated effective date and a brief description of the anticipated change in the conversion right of this Note.

(iii)            Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 8(I).

(J)                Limitations on Conversions.

(i)                 Beneficial Ownership Limitation. Notwithstanding anything to the contrary in this Note, no shares of Common Stock will be issued upon conversion of this Note, including any Amortization Payment, or in lieu of payment of an Amortization Payment or payment of Stated Interest due in cash pursuant to Section 5(B), this Note will not be convertible by the Holder, and the Company will not effect any conversion of this Note or issue such shares, as applicable, in each case to the extent, and only to the extent, that such issuance, convertibility or conversion would result in the Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of four and ninety nine hundredths percent (4.99%) of the then-outstanding shares of Common Stock (the “Beneficial Ownership Limit”); provided, however, that this Section 8(J)(i) will not apply to any Holder that is subject to Section 16(a) or (b) of the Exchange Act with respect to the Company by virtue of being deemed to be a “director” or “officer” of the Company within the meaning of Section 16 of the Exchange Act. For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. For the avoidance of doubt, the limitations on the convertibility of this Note pursuant to this Section 8(J)(i) will not, in themselves, cause this Note to cease to be outstanding (and interest will continue to accrue on any portion of this Note that has been tendered for conversion and whose convertibility is suspended pursuant to this Section 8(J)(i)), and such limitations will cease to apply if and when this Note’s convertibility and conversion will not violate this Section 8(J)(i). Notwithstanding anything to the contrary in this Section 8(J)(i), upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limit to any other percentage not in excess of nine and ninety nine hundredths percent (9.99%) as specified in such notice; provided that any increase in the Beneficial Ownership Limit will not be effective until the sixty-first (61st) calendar day after the delivery of such written notice.

(ii)              Stock Exchange Limitation. Notwithstanding anything to the contrary in this Note, until the Requisite Stockholder Approval is obtained, in no event will the number of shares of Common Stock issued upon conversion of this Note, in lieu of payment of an Amortization Payment or Stated Interest in cash pursuant to Section 5(B), or otherwise pursuant to this Note, including without limitation pursuant to Section 5(G)(i) or Section 5(G)(ii), when aggregated with the Exchange Shares (as defined in the Exchange Agreement) and any shares of Common Stock issued upon exercise of the New Warrant (as defined in the Exchange Agreement) or the Right (as defined in the Exchange Agreement), exceed [__] [NTD: to be a prorated proportion of [__] shares based on total amount of Notes issued] shares in the aggregate. If, after January 31, 2020, any one or more shares of Common Stock are not delivered upon conversion of this Note, in lieu of payment of an Amortization Payment or Stated Interest in cash pursuant to Section 5(B), or otherwise pursuant to this Note, including without limitation pursuant to Section 5(G)(i) or Section 5(G)(ii), as a result of the operation of the preceding sentence (such shares, the “Withheld Shares”), then (1) on the Conversion Settlement Date for such conversion, the Company will pay to the Holder, in addition to the Conversion Consideration otherwise due upon such conversion, cash in an amount equal to the product of (x) the number of such Withheld Shares; and (y) the Daily VWAP per share of Common Stock on the Conversion Date for such conversion; and (2) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in settlement of a sale by the Holder of such Withheld Shares, the Company will reimburse the Holder for (x) any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection with such purchases and (y) the excess, if any, of (A) the aggregate purchase price of such purchases over (B) the product of (I) the number of such Withheld Shares purchased by the Holder; and (II) the Daily VWAP on the Conversion Date for such conversion.

Article	9. Affirmative and Negative Covenants.

(A)             Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(B)              Corporate Existence. Subject to Section 10, the Company will cause to preserve and keep in full force and effect:

(i)                 its corporate existence in accordance with the organizational documents of the Company; and

(ii)              the material rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect any such license or franchise if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, materially adverse to the Holder.

(C)              Ranking. All payments due under this Note shall rank pari passu with all Other Notes and all other unsecured indebtedness of the Company and shall rank senior to any Subordinated Indebtedness.

(D)             Indebtedness. The Company shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

(E)                Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom. The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns. Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(F)              Minimum Revenue. As of the last day of each fiscal quarter concluding on and after December 31, 2019, the Company and its consolidated Subsidiaries shall have revenue (determined in accordance with GAAP) of not less than the Minimum Revenue for the preceding 12 months.

(G)             Minimum Liquidity. On the last day of each calendar month, the Company shall have, on a consolidated basis, liquidity calculated as (i) unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts located in the United States in a minimum amount equal to the amount specified in the Letter Agreement, plus (ii) any additional amount of available credit, borrowings, or investments readily convertible to Cash to the extent necessary so that the sum of the amounts described in clause (i) and this clause (ii) of Section 9(G) is not less than the amount specified in the Letter Agreement.

(H)             Minimum Fundraising Event.  During the period beginning on the Exchange Date and ending on January 31, 2020, the Company shall have received aggregated net cash proceeds of not less than fifty million dollars ($50,000,000) from one or more issuances of Capital Stock or incurrences of Permitted Indebtedness by the Company, or any combination thereof, and before giving effect to transaction expenses. For the avoidance of doubt, financings completed prior to the Exchange Date will not be included for purposes of determining compliance with this Section 9(H).

(I)                Minimum Debt Equitization. During the period beginning on the Exchange Date and ending on January 31, 2020, the Company shall have converted or exchanged not less than sixty million dollars ($60,000,000) of existing Indebtedness held by Foris Ventures, LLC into or for consideration consisting solely of Capital Stock (other than Disqualified Capital Stock).

(J)                Repayment of November Notes. On or before January 31, 2020, the Company shall have repaid in full or converted into equity all Indebtedness outstanding under its Credit and Security Agreement, dated November 14, 2019 by and among the Company, certain of the Company’s Subsidiaries and Schottenfeld Opportunities Fund II, L.P. and Phase Five Partners, LP, or amended all such Indebtedness to fit within clause (E) of the definition of Permitted Indebtedness so it does not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than ninety one (91) days following the Maturity Date, or any combination of the foregoing with respect to all such Indebtedness.

(K)             Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(L)              Maintenance of Properties, Etc. The Company shall maintain and preserve all of its properties which are necessary or useful (as determined by the Company in good faith) in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(M)            Maintenance of Intellectual Property. The Company will take all action necessary or advisable to maintain all of the Intellectual Property Rights (as defined in the Note Exchange Agreement) of the Company that are necessary or material (as determined by the Company in good faith) to the conduct of its business in full force and effect.

(N)             Maintenance of Insurance. The Company shall maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(O)             Transactions with Affiliates. The Company shall not enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except transactions for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.

(P)              Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes (other than as contemplated by the Exchange Agreement and the Notes) or (ii) issue any other securities or incur any Indebtedness that would cause a breach or Default under the Notes or that by its terms would prohibit or restrict the performance of any of the Company’s obligations under the Notes, including without limitation, the payment of interest and principal thereon.

(Q)             Independent Investigation. At the request of the Holder either (x) at any time when an Event of Default has occurred and is continuing, or (y) upon the occurrence of a Default, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Holder to investigate as to whether any breach of this Note has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of this Note has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to the Holder of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours and upon signing a confidentiality agreement in a form reasonably acceptable to the Company, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

Article	10. Successors.

The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the Holder or any of its Affiliates (a “Business Combination Event”), unless:

(A)             the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Holder, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of the Company’s obligations under this Note; and

(B)              immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

At the effective time of any Business Combination Event, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Note with the same effect as if such Successor Corporation had been named as the Company in this Note, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Note.

Article	11. Defaults and Remedies

(A)             Events of Default. “Event of Default” means the occurrence of any of the following:

(i)                 a default in the payment when due of an Amortization Payment, the Principal Amount, Fundamental Change Repurchase Price, Redemption Price, Additional Redemption Amount, Amortization Share Amount or Stock Payment Share Amount of this Note;

(ii)              a default for two (2) Business Days in the payment when due of interest on this Note;

(iii)            a default in the Company’s obligation to convert this Note in accordance with Section 8 upon the exercise of the conversion right with respect thereto;

(iv)             a default in the Company’s obligation to deliver a Fundamental Change Notice pursuant to Section 6(C), and such default continues for three (3) Business Days;

(v)               a default in any of the Company’s obligations or agreements under this Note, the Note Exchange Agreement or the Exchange Agreement (in each case, other than a default set forth in clause (i), (ii) or (iii) of this Section 11(A)), or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of the Note Exchange Agreement or the Exchange Agreement; provided, however, that, except for a breach of Section 9(H), Section 9(I) or Section 9(J) hereof, if such default or breach can be cured, then such default or breach will not be an Event of Default unless the Company has failed to cure such default within ten (10) days after its occurrence;

(vi)             any provision of the Note Exchange Agreement or the Exchange Agreement at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(vii)          a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of the Note Exchange Agreement or the Exchange Agreement, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of ten (10) consecutive Trading Days;

(viii)        at any time, this Note or any shares of Common Stock issuable upon conversion of this Note or in lieu of payment of an Amortization Payment in cash pursuant to Section 5(B) are not Freely Tradable;

(ix)             the Company fails to use commercially reasonable efforts to obtain the Requisite Stockholder Approval on or prior to March 15, 2020, or best efforts to obtain the Requisite Stockholder Approval thereafter in the event that the Requisite Stockholder Approval is not obtained on or before such date;

(x)               the suspension from trading or failure of the Common Stock to be trading or listed on an Eligible Exchange for a period of three (3) consecutive Trading Days;

(xi)             a default by the Company or any of its Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least five million dollars ($5,000,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such indebtedness exists as of the Issue Date or is thereafter created, which default permits the holder thereof to declare such indebtedness due and payable;

(xii)          one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least five million dollars ($5,000,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10) consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(xiii)        at any time while the shares of Common Stock issued or issuable upon conversion of this Note are not Freely Tradable, the Company fails to timely file its quarterly reports on Form 10-Q or its annual reports on Form 10-K with the Commission in the manner and within the time periods required by the Exchange Act, or the Company withdraws or restates any such quarterly report or annual report previously filed with the Commission.

(xiv)         the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)               commences a voluntary case or proceeding;

(2)               consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)               consents to the appointment of a custodian of it or for any substantial part of its property;

(4)               makes a general assignment for the benefit of its creditors;

(5)               takes any comparable action under any foreign Bankruptcy Law; or

(6)               generally is not paying its debts as they become due; or

(xv)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)               is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(2)               appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3)               orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or

(4)               grants any similar relief under any foreign Bankruptcy Law,

and, in each case under this Section 11(A)(xv), such order or decree remains unstayed and in effect for at least thirty (30) days.

(B)              Acceleration.

(i)                 Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 11(A)(xiv) or (xv) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the Principal Amount of, and all accrued and unpaid interest on, all of this Note will immediately become due and payable without any further action or notice by any Person.

(ii)              Optional Acceleration. If an Event of Default (other than an Event of Default set forth in Section 11(A)(xiv) or (xv) with respect to the Company and not solely with respect to a Subsidiary of the Company) occurs and is continuing, then the Holder, by notice to the Company, may declare this Note to become due and payable immediately for cash in an amount equal to the Event of Default Acceleration Amount plus all accrued and unpaid interest on this Note.

(C)              Notice of Events of Default. Promptly, but in no event later than two (2) Business Days after an Event of Default, the Company will provide written notice of such Event of Default (an “Event of Default Notice”) to the Holder, which Event of Default Notice shall include (i) a reasonable description of the applicable Event of Default, (ii) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (iii) a certification as to the date the Event of Default occurred and, if cured on or prior to the date of such Event of Default Notice, the date of such cure.

Article	12. Ranking.

The indebtedness represented by this Note will constitute the senior unsecured obligations of the Company.

Article	13. Replacement Notes.

If the Holder of this Note claims that this Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company may require the Holder to provide such security or an indemnity that is reasonably satisfactory to the Company to protect the Company from any loss that it may suffer if this Note is replaced.

Article	14. Notices.

Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, California 94608

Attention: General Counsel

Facsimile: (510) 225-2645

The Company, by notice to the Holder, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Holder will be by e-mail to its email address(es), which initially are as set forth in the Note Exchange Agreement. The Holder, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Article	15. Successors.

All agreements of the Company in this Note will bind its successors.

Article	16. Severability.

If any provision of this Note is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

Article	17. Headings, Etc.

The headings of the Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.

Article	18. Amendments

This Note may not be amended or modified unless in writing by the Company and the Required Holders (as defined in the Note Exchange Agreement), and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

Article	19. Governing Law; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

Article	20. Submission to Jurisdiction.

The Company (A) agrees that any suit, action or proceeding against it arising out of or relating to this Note may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (B) waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (ii) any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and (C) submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding.

Article	21. Enforcement Fees.

The Company agrees to pay all costs and expenses of the Holder incurred as a result of enforcement of this Note and the collection of any amounts owed to the Holder hereunder (whether in cash, Common Stock or otherwise), including, without limitation, reasonable attorneys’ fees and expenses.

* * *

CONVERSION NOTICE

Amyris, Inc.

Senior Convertible Note due 2022

Subject to the terms of this Note, by executing and delivering this Conversion Notice, the undersigned Holder of this Note directs the Company to convert the following Principal Amount of this Note: $________________________,000 in accordance with the following details.

☐	Check if the Conversion Date occurs during an Event of Default Conversion Period or Equity Triggering Event Conversion Period, as applicable.

Shares of Common Stock to be delivered:

________________________

Accrued interest amount:

________________________

DTC Participant Number:

________________________

DTC Participant Name:

________________________

DTC Participant Phone Number:

________________________

DTC Participant Contact Email:

________________________

Date: ________________________                       ___________________________________________

(Legal Name of Holder)

By:    ________________________

Name:

Title: